Exhibit 99.1

KULR and United States Army Extend Previously Awarded Contract

SAN DIEGO / GLOBENEWSWIRE / October 30, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the “Company” or “KULR”), a global leader in sustainable energy management, today announced an extension to its previously awarded contract with the United States Army (“Army”) following promising initial results. The Army has extended its collaboration with KULR to continue the development, testing, and analysis of next generation lithium-ion battery cells incorporating the Company’s battery storage platform, KULR ONE Design Solutions (“K1-DS”).

The development activities that began in April 2023, continue to progress and, are slated to run through 2024.

“This extension serves as a testament to the transformative potential of our technology and the trust the US Army has put in us to partner with them to achieve their goal of developing state-of-the-art energy storage solutions,” said KULR CEO Michael Mo. “To be trusted by the US Army to provide cutting edge effectiveness and safety in energy solutions to our soldiers is an honor. We look forward to completing our extensive K1-DS design and testing process so the Army can move into production as soon as possible of these next generation energy storage solutions that meet the Army’s high technical and safety standards.”

In addition to the U.S. Army project, KULR recently announced it became the sole provider of an automated cell screening effort for NASA further demonstrating KULR’s track record of excellence.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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